UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-15609

                          Agouron Pharmaceuticals, Inc.


              (Exact  name of  registrant  as  specified  in its
                charter) 10350 North Torrey Pines Road, La Jolla,
                              California 92037-1020
                                 (619) 622-3000

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                         Common Stock, without par value

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)            \x\   Rule 12h-3(b)(1)(i)          \x\
   Rule 12g-4(a)(1)(ii)           \ \   Rule 12h-3(b)(1)(ii)         \ \
   Rule 12g-4(a)(2)(i)            \ \   Rule 12h-3(b)(2)(i)          \ \
   Rule 12g-4(a)(2)(ii)           \ \   Rule 12h-3(b)(2)(ii)         \ \
                                        Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
One

         Pursuant to the requirements of the Securities Exchange Act of 1934 Agouron Pharmaceuticals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 17, 1999                  By:           /s/
                                     Name:  Gary E. Friedman
                                     Title:    Secretary